                                                                    Exhibit 3(i)


                       FORM OF ARTICLES OF INCORPORATION
                     OF KULICKE AND SOFFA INDUSTRIES, INC.
                         AS AMENDED AS OF JULY 5, 2000


         1. The name of the corporation is Kulicke and Soffa Industries, Inc.

         2. The location of its registered office in this Commonwealth is 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090.

         3. The purpose or purposes of the corporation are to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.

         4. The term of the corporation's existence is perpetual.

         5. The aggregate number of shares which the corporation shall have authority to issue is 205,000,000 consisting of 200,000,000 shares of Common Stock without par value and 5,000,000 shares of Preferred Stock, without par value. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 5, to provide for the issuance of shares of Preferred Stock, including one or more series of such stock, and to fix, from time to time by resolution, the number of shares to be included in each such series, and the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the shares of each such series.

            In connection with the Amendment reflecting the increased number of authorized shares of Common Stock set forth in the preceding paragraph, there shall be a 2-for-1 split (the "stock split") of the issued Common Stock, whether outstanding or held as treasury stock (i.e. one new share of Common Stock to be issued for each such issued share), distributable July 31, 2000 to shareholders of record at the close of business on July 17, 2000. No fractional shares shall be issued by the corporation in connection with the stock split, but the corporation shall make appropriate arrangement for the payment of cash in lieu of fractional shares, if any, which otherwise would be so issuable.

         6. For the purposes of this Article 6, the term "Business Combination" shall mean any one or more of the following transactions:

            A. Any merger or consolidation of the corporation or any Subsidiary thereof with or into any 20% Shareholder or any other corporation which is, or after such merger or consolidation would be, an Affiliate of a 20% Shareholder; or

            B. Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in a single transaction or in a series of related transactions) of assets of the corporation or any of its subsidiaries to any 20% Shareholder or any Affiliate of any 20% Shareholder if the aggregate value of such assets is equal to or greater than 10% of this corporation's consolidated shareholder's equity; or

                 C. The issuance or transfer by this corporation or by any (subsidiary in a single transaction or a series or related transactions) of any securities of this corporation or any subsidiary to any 20% Shareholder or any Affiliate of any 20% Shareholder in exchange for cash, securities or property, or any combination thereof, having an aggregate fair market value equal to or greater than ten percent (10%) of this corporation's consolidated shareholders' equity; or

                 D. Any reclassification of securities, recapitalization, reorganization of this corporation or any merger or consolidation of this corporation with any of its Subsidiaries, or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding capital stock beneficially owned by any 20% Shareholder or the proportionate number of votes which may be cast in an election of directors in respect of the shares of this corporation's capital stock beneficially owned by any 20% Shareholder; or

                 E. The adoption of any plan of dissolution, liquidation or partial liquidation which calls for distribution of assets in kind to any 20% Shareholder or any Affiliate of a 20% Shareholder; or

                 F. Any merger, consolidation, recapitalization, reorganization, dissolution or other similar transaction in which a 20% Shareholder and/or Affiliates of such 20% Shareholder, receives cash, securities or other property which is different in kind or amount from the distribution made in the transaction to all other holders of Common Stock and in which all holders of the Common Stock of this corporation do not receive in cash an amount per share at least as great as the highest price at which such 20% Shareholder or Affiliate of such 20% Shareholder has acquired shares of this corporation's Common Stock at or subsequent to the time such 20% Shareholder acquired a beneficial interest in 10% or more of the outstanding shares of any class or series of any capital stock in this corporation. If such 20% Shareholder or any Affiliate of such 20% Shareholder has acquired shares other than for each, the price at which such shares shall be deemed to have been acquired shall be determined by the Continuing Directors of this corporation and such determination of a majority of such Continuing Directors of this corporation shall be conclusive for the purposes of this Article 6: provided, however, that no transaction described in Subparagraphs A through F above shall constitute a Business Combination:

                    (i) if the Board of Directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding, letter of intent, agreement or plan respecting such transaction prior to the time that any 20% Shareholder involved in such transaction acquired beneficial ownership of more than 10% of the outstanding shares of any class or series of any capital stock of this corporation, or

                    (ii) if 70% of the Continuing Directors have approved the transaction prior to its submission to the shareholders.

         No Business Combination described in Subparagraphs A through E above shall be entered into by this corporation without the affirmative vote of the holders of at least 80% of the outstanding shares of all classes and series of this corporation's capital stock, voting as a single class, and the affirmative vote of the holders of at least 66 2/3% of all shares of this corporation's capital stock, other than the shares beneficially owned by the 20% Shareholder and no Business Combination described in Subparagraph F above shall be entered into by this corporation without the affirmative vote of the holders of at least 85% of the outstanding shares of all classes and series of this corporation's capital stock, voting as a single class, and the affirmative vote of the holders of at least 75% of all shares of this corporation's capital stock other than the shares of this corporation's capital stock other than the shares beneficially owned by the 20% shareholder.

         This corporation shall not purchase any shares of its capital stock or, other than in the ordinary course of business, purchase any assets from, sell any assets to, obtain any services from or provide any services to any 10% Shareholder or any Affiliate thereof without the affirmative vote of the holders of at least 50% of the outstanding shares of all classes and series of this corporation's capital stock, voting as a single class, and the affirmative vote of the holders of 50% of all shares of this corporation's capital stock other than the shares beneficially owned by the 10% Shareholder; provided, however, that such vote of the shareholders shall not be required if the transaction is approved and authorized by the affirmative vote of 70% of the Continuing Directors of this corporation, or if the transaction is pursuant to a tender offer made by this corporation to its own shareholders and no 10% Shareholder or Affiliate of a 10% Shareholder is permitted by the terms of the tender offer to tender a greater proportion of the shares beneficially owned by such 10% Shareholder and the Affiliates of such 10% Shareholder that such shares so held by such 10% Shareholder and his Affiliates represent as a proportion of the outstanding shares of the class being tendered for by the corporation. The corporation is hereby specifically authorized to set appropriate conditions to any tender offer made by it limiting the shares to be tendered by 10% Shareholders and their Affiliates and/or the shares which the corporation is required to accept from 10% Shareholders and their Affiliates in any tender offer to such percentages of the shares beneficially owned by 10% Shareholder and their Affiliates as the Board of Directors deems to be in the best interests of the corporation, provided, however, that the provisions of this paragraph shall not apply to purchases by this corporation of its own capital stock on the over-the-counter market or on any exchange other than purchases effected on such markets in a "cross" transaction or by pre-arrangement, with a 10% Shareholder or an Affiliate of a 10% Shareholder.

         For the purposes of this Article 6:

               A. A "person" shall mean an individual, partnership, group, firm, corporation or other entity.

               B. A "20% Shareholder" shall mean any person (other than this corporation or a subsidiary thereof) who or which, as of the record date for determination of shareholders entitled to notice of and to vote on the Business Combination or other transaction which is a subject of this Article 6, or who or which, immediately prior to the consummation of such transaction: (i) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of any class or series of this corporation's capital stock, (ii) is an Affiliate of this corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of any class or series of this corporation's capital stock.

               C. A "10% Shareholder" shall mean any person (other than this corporation or a subsidiary thereof) who or which, as of the record date for determination of shareholders entitled to notice of and to vote on the Business Combination or other transaction which is a subject of this
         Article 6, or who or which, immediately prior to the consummation of such transaction: (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of any class or series of this corporation's capital stock, (ii) is an Affiliate of this corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of any class or series of this corporation's capital stock.


               D. A person shall be deemed the "beneficial owner" of any shares of this corporation's capital stock:

                   (i) which such person or any of such person's Affiliates would be deemed to be the beneficial owner under Section 13D of the Securities Exchange Act of 1934 and the Regulations of the Securities and Exchange Commission thereunder, and

                   (ii) all shares of this corporation's capital stock beneficially owned by such person's Associates, and

                   (iii) all shares beneficially owned by any member of any
               partnership, limited partnership, syndicate or other group, and by any Affiliates and Associates of any member of any such entity of which such person would be deemed a member under the provisions of Section 13 of the Securities Exchange Act of 1934 and the Regulations of the Securities and Exchange Commission thereunder.

               E. A "Continuing Director" shall mean (i) a person who is a member of the Board of Directors of the corporation and has served as such continuously from a date prior to the date on which the 20% Shareholder or the 10% shareholder, as the case may be, whose holdings would give rise to the application of any of the provisions of this
         Article 6, acquired 10% of more of the outstanding shares of any class or series of the capital stock of this corporation, and (ii) any person designated, prior to such person's initial election or appointment as a director, as a Continuing Director by a majority of the Continuing Directors.

               F. "Affiliate" of a person shall mean any person controlling, controlled by, or under control with, such person and any person acting in concert with, or as part of a group, with such person.

               G. "Associate" of a person shall mean a relative, by blood, marriage or adoption, of closer relationship than second cousin, all relatives sharing the same domicile as a person, all trusts for the benefit of a person or any of such person's Affiliates or of which a person or an Affiliate of such person serves as trustee.

               H. "Subsidiary" means any corporation, association, partnership or other entity in which this corporation holds an equity interest equal to or larger than 50% of the outstanding equity securities or has the right to cast on any matter at least 50% of the votes which the holders of all equity security holders are entitled to cast.

         A majority of the Continuing Directors shall have the power and duty to determine, for the purposes of this Article 6, on the basis of the information available to them: (i) the number of shares of capital stock beneficially owned by any person, (ii) whether a person is an Affiliate or Associate, and (iii) who are members of any group.

         The amendment, alteration, change or repeal of this Article 6, or any part thereof, shall require the affirmative vote of the holders of at least 80% of the outstanding shares of all classes and series of this corporation's capital stock, voting as a single class, and the affirmative vote of the holders of 66 2/3% of all shares of this corporation's capital stock other than shares beneficially owned by 20% Shareholders.

         Whenever the By-Laws of this corporation provide for a classified Board of Directors of three or more classes, no amendment to the By-Laws adopted by the shareholders shall (A) reduce the number of classes of directors below three classes or (b) increase or decrease the total number of directors or the number or directors in any class unless adopted by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes and series of this corporation's capital stock voting as a single class and the affirmative vote of the holders of 66 2/3% of all shares of this corporation's capital stock other than shares beneficially owned by the 20% Shareholders. Nothing in this paragraph shall limit or prevent the Board of Directors from adopting resolutions increasing or decreasing the number of classes of directors, the number of directors in any class or the total number of directors constituting the entire Board of Directors.

         7. Subchapter E--Control Transactions of Chapter 25--Registered Corporations of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the corporation.